Exhibit 99.1

Press Release - of the Guarantor dated September 16, 2011

AGL Capital Corporation Announces Public Offerings of $500 Million of Senior Notes

ATLANTA, Sept. 16, 2011 -- AGL Capital Corporation, a wholly owned financing subsidiary of AGL Resources Inc. (NYSE: AGL), yesterday announced two concurrent registered public offerings of an aggregate of $500 million of Senior Notes, including $300 million of Senior Notes due 2021 at an interest rate of 3.500% and $200 million of Senior Notes which are additional notes of a series originally issued at an interest rate of 5.875% due 2041. The company estimates that the net proceeds from the offerings will be approximately $518 million. The Senior Notes will be guaranteed by AGL Resources.

AGL Resources intends to use net proceeds from the sales to pay a portion of the cash consideration and expenses in connection with its proposed merger with Nicor Inc. if it is consummated, or to repay short-term indebtedness that can be reissued for such purposes; or if the merger is not consummated, for general corporate purposes.

Goldman, Sachs & Co.; Morgan Stanley & Co. LLC; SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC; and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers for the offerings.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any such offer will be made only by means of a prospectus. Potential investors should read the prospectuses and prospectus supplements carefully before making any investment decision. A copy of the preliminary prospectus supplements and accompanying prospectuses relating to the two offerings are available on the internet at http://www.sec.gov/. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectuses if you request them by calling Goldman, Sachs & Co., at 866-471-2526, Morgan Stanley & Co. LLC, at 866-718-1649, SunTrust Robinson Humphrey, Inc., at 800-685-4786 , Wells Fargo Securities, LLC, at 800-326-5897, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, at 800-294-1322.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates two high-deliverability natural gas storage facilities: Jefferson Island Storage & Hub near the Henry Hub in Louisiana and Golden Triangle Storage in Texas.

Forward-Looking Statements
Certain expectations regarding in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts. Forward-looking statements contained in this press release include, without limitation, the expected use of proceeds of the senior note offerings. AGL Resources' and AGL Capital's expectations are not guarantees and are based on currently available information. While these expectations are believed to be reasonable in view of the currently available information, they are subject to future events, risks and uncertainties, and there are several factors - many beyond the control of AGL Resources and AGL Capital - that could cause results to differ significantly from these expectations. These events, risks and uncertainties include the possibility that the conditions to closing the senior note offerings or the proposed merger with Nicor will not be satisfied or waived, and unforeseen events that may necessitate the application of the net proceeds of the senior note offerings to other, more critical purposes. Events, risks and uncertainties which may cause actual events to differ materially from expectations also include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in credit ratings or the credit ratings of counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of AGL Resources' business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in AGL Resources' filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and neither AGL Resources nor AGL Capital undertakes to update these statements to reflect subsequent changes.